                                                                  EXHIBIT 4.1(f)





            CERTIFICATE OF VOTING POWERS, DESIGNATIONS, PREFERENCES
             AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL
                   RIGHTS AND QUALIFICATIONS, LIMITATIONS AND
                  RESTRICTIONS THEREOF OF THE 11 1/8% SERIES M
                            REDEEMABLE EXCHANGEABLE
                                PREFERRED STOCK
                                       OF
                        CABLEVISION SYSTEMS CORPORATION

                           __________________________

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                           __________________________


          I, William J. Bell, Vice Chairman of Cablevision Systems Corporation (the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY:

          That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation as amended of said corporation, said Board of Directors, at a meeting duly called and held on July __, 1996, adopted a resolution providing for the issuance of One Hundred Fifteen Thousand (115,000) authorized shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock, which resolution is as follows:

          WHEREAS, the Board of Directors of the corporation (the "Board of Directors") is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, as amended, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and
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                                       2

          WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

          NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:


I.   Certain Definitions.
     -------------------

          As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "Additional Preferred Stock" has the meaning specified in Article Fourth of the corporation's Certificate of Incorporation.

          "Board of Directors" means the Board of Directors of the corporation.

          "Business Day" means a day other than a Saturday, Sunday, national or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

          "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

          "Change of Control" means any transaction or series of transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that Dolan ceases (i) to elect a majority of the Board of Directors of the corporation or (ii) to be the "beneficial owner" (as defined in Rule 13(d)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of at least 50% of the aggregate voting power of the voting stock of the corporation.

          "Change of Control Redemption Price" has the meaning specified in
     Section VI(A)(iii) hereof.

          "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of the corporation.

          "Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of the corporation.

          "Common Stock" means the Class A Common Stock and the Class B Common Stock and any other class of common stock hereafter authorized by the corporation from time to time.

          "Contingent Redemption Price" has the meaning specified in Section VI(A)(ii) hereof.

          "Corporation" or "corporation" means Cablevision Systems Corporation.

          "Dividend Default" has the meaning specified in Section VII(G)(i)(a) hereof.

          "Dividend Payment Date" means each January 1, April 1, July 1 and October 1 of each year on which dividends shall be paid or are payable, any Redemption Date and any other date on which dividends in arrears may be paid.

          "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

          "Dividend Record Date" means, with respect to the dividend payable on each Dividend Payment Date, the close of business on the fifteenth day immediately preceding such Dividend Payment Date, or such other record date as may be designated by the Board of Directors with respect to the dividend payable on such Dividend Payment Date; provided, however, that such record date may not be more than 60 days or less than ten days prior to such Dividend Payment Date.

          "Dolan" shall mean Mr. Charles F. Dolan, his spouse, his descendants or any spouse of any such descendants, and trusts for the benefit of, inter alia, him, his spouse, his descendants or any spouse of any such descendants, and any estate, testamentary trust, or executor, administrator, conservator or legal or personal representative of any of the foregoing, or any partnership, limited liability company, corporation or similar entity all the owners of which are comprised of one or more of the foregoing.

          "Exchange Date" has the meaning specified in Section VIII(A) hereof.

          "Exchange Debentures" shall mean the 11 1/8% Senior Subordinated Debentures due 2008 of the corporation into which the 11 1/8% Series M Redeemable Exchangeable Preferred Stock are exchangeable at the option of the corporation.

          "Exchange Indenture" has the meaning specified in Section VII(D) hereof.

          "Exchange Notice" has the meaning specified in Section VIII(A) hereof.

          "Holder" means a registered holder of shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock.

          "Initial Dividend Period" means the dividend period commencing on and including July 1, 1996 and ending on and including September 30, 1996.

          "Junior Securities" has the meaning specified in Section III(A)(i) hereof.

          "Liquidation Preference" means the Original Liquidation Preference, plus an amount equal to all accumulated and unpaid dividends from and after the Dividend Payment Date on which such dividends were to be paid. The Liquidation Preference of a share of 11 1/8% Series M Redeemable Exchangeable Preferred Stock will increase by the amount of dividends that accumulate on such share on a Dividend Payment Date and will decrease only to the extent such dividends are actually paid, all as provided in Section IV hereof. Notwithstanding the foregoing, in determining the amount to be paid on a Redemption Date or Exchange Date or the amount of shares to be issued in payment of a dividend on a Dividend Payment Date, Liquidation Preference shall not be deemed to include any dividends to the extent such dividends are to be paid on such date in accordance with the requirements of this Certificate of Designations.

          "Make-Whole Premium" means, with respect to a share of 11 1/8% Series M Redeemable Exchangeable Preferred Stock, (a) the present value of (i) all dividends unpaid and accumulating until April 1, 2003 (assuming payment thereof in cash on the applicable Dividend Payment Date for purposes of this calculation) and (ii) the Liquidation Preference and any applicable optional redemption premium therefor payable on such date for such share (in each case assuming payment thereof on April 1, 2003), computed using a discount rate equal to the Treasury Rate plus 50 basis points, less (b) the Original Liquidation Preference.

          "Mandatory Redemption Date" means April 1, 2008.

          "Mandatory Redemption Price" has the meaning specified in Section VI(B) hereof.

          "Optional Redemption Price" has the meaning specified in Section VI(A)(i) hereof.
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                                       5

          "Original Liquidation Preference" means $10,000 per share of 11 1/8% Series M Redeemable Exchangeable Preferred Stock.

          "Parity Securities" has the meaning specified in Section III(A)(ii) hereof.

          "Person" means any individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          "Quarterly Dividend Period" means the quarterly period commencing on and including a Dividend Payment Date and ending on and including the day immediately preceding the next subsequent Dividend Payment Date.

          "Rainbow Spin-off" means the payment of any dividend by the corporation or the making by the corporation of any other distribution or the consummation of an exchange offer, or any combination of the foregoing, which results in all or a portion of the capital stock of Rainbow Programming Holdings, Inc. or any successor to the assets or equity interests thereof, or of another entity, holding only assets that were held by Rainbow Programming Holdings, Inc. immediately prior to the acquisition thereof by such entity, being held by all or any portion of the shareholders of the corporation.

          "Redemption Date" has the meaning specified in Section VI(C)(i)(e) hereof.

          "Redemption Default" has the meaning specified in Section VII(G)(i)(b) hereof.

          "Redemption Notice" has the meaning specified in Section VI(C)(i) hereof.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Senior Securities" has the meaning specified in Section III(A)(iii) hereof.

          "Series C Preferred Stock" means the 8% Series C Cumulative Preferred Stock of the corporation.

          "Series D Preferred Stock" means the 8% Series D Cumulative Preferred Stock of the corporation.
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                                       6

          "Series G Preferred Stock" means the 11 3/4% Series G Redeemable Exchangeable Preferred Stock of the corporation.

          "Series H Preferred Stock" means the 11 3/4% Series H Redeemable Exchangeable Preferred Stock of the corporation.

          "Series I Preferred Stock" means the 8 1/2% Series I Cumulative Convertible Exchangeable Preferred Stock of the corporation.

          "Series L Preferred Stock" means the 11 1/8% Series L Redeemable Exchangeable Preferred Stock of the corporation.

          "Strategic Equity Investor" means a corporation or entity with an equity market capitalization, a net asset value or annual revenues of at least $1.0 billion that owns and operates businesses in the telecommunications, information systems, entertainment, cable or similar or related industries.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

          "Transfer Agent" means The First National Bank of Boston or any successor transfer agent.

          "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for redemption of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock or, if such Statistical Release is no longer published, any publicly available source of similar market data with a constant maturity most nearly equal to the then remaining period to the Mandatory Redemption Date of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock; provided, however, that if such period of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

          "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

          "Trustee" means The Bank of New York, as Trustee under the Exchange Indenture, or any successor Trustee appointed in accordance with the terms of the Exchange Indenture.

          "Voting Rights Triggering Event" has the meaning specified in Section VII(G)(i) hereof.


II.  Designation.
     -----------

          The series of preferred stock authorized hereunder shall be designated as the "11 1/8% Series M Redeemable Exchangeable Preferred Stock". The number of shares constituting such series shall be 115,000. The par value of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock shall be $.01 per share of
11 1/8% Series M Redeemable Exchangeable Preferred Stock, and the initial liquidation preference of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock shall be $10,000 per share.


III. Ranking.
     -------

          (A) The 11 1/8% Series M Redeemable Exchangeable Preferred Stock shall rank, with respect to dividends and distributions upon the liquidation, dissolution or winding-up of the corporation:

          (i) senior to all classes or series of Common Stock of the corporation and any Capital Stock, including any series of Additional Preferred Stock hereafter created by the Board of Directors, the terms of which Capital Stock or Additional Preferred Stock do not expressly provide that it ranks senior to or on a parity with the 11 1/8% Series M Redeemable Exchangeable Preferred Stock as to dividends and distributions upon liquidation, dissolution or winding-up of the corporation (collectively referred to as "Junior Securities");

          (ii) on a parity with the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series L Preferred Stock and any Capital Stock, including any series of Additional Preferred Stock hereafter created by the Board of Directors, the terms of which expressly provide that it ranks on a parity with the 11 1/8% Series M Redeemable Exchangeable Preferred Stock as to dividends and distributions upon the liquidation, dissolution or winding-up of the corporation (collectively referred to as "Parity Securities"); and

          (iii) junior to any Capital Stock, including any series of Additional Preferred Stock hereafter created by the Board of Directors, the terms of which expressly provide that it ranks senior to the 11 1/8% Series M Redeemable Exchangeable Preferred Stock as to dividends and distributions upon the liquidation, dissolution or winding-up of the corporation ("Senior Securities").


IV.  Dividends.
     ---------

          (A) Beginning on July 1, 1996, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends on each outstanding share of 11 1/8% Series M Redeemable Exchangeable Preferred Stock, at a rate per annum equal to 11 1/8% of the Liquidation Preference per share of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock, payable with respect to each Dividend Period. All dividends shall be cumulative and shall be payable in arrears for each Dividend Period on each Dividend Payment Date, commencing on October 1, 1996. Dividends with respect to a share of 11 1/8% Series M Redeemable Exchangeable Preferred Stock shall only cumulate from July 1, 1996, or, if later, the last Dividend Payment Date in respect of which dividends on such share of 11 1/8% Series M Redeemable Exchangeable Preferred Stock were paid. Prior to the Dividend Payment Date occurring on April 1, 2001, dividends may, at the option of the corporation, be paid either in cash or fully paid and non-assessable shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock with an aggregate Liquidation Preference equal to the amount of such dividend (or in any combination of cash and such shares). On or after the Dividend Payment Date occurring on April 1, 2001, dividends shall be paid only in cash.

          (B) Each dividend paid on the 11 1/8% Series M Redeemable Exchangeable Preferred Stock shall be payable to Holders of record as their names shall appear in the stock ledger of the corporation on the Dividend Record Date for such dividend, except that dividends in arrears for any past Dividend Payment Date may be declared and paid at any time without reference to such regular Dividend Payment Date to Holders of record on a later dividend record date determined by the Board of Directors.

          (C) Dividends shall cease to accumulate in respect of shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock on the day prior to the Exchange Date or on the day prior to their earlier redemption, unless the corporation shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the

11 1/8% Series M Redeemable Exchangeable Preferred Stock on the Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

          (D) All dividends paid with respect to shares of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock shall be paid pro rata to the Holders entitled thereto based upon the number of shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock held by each such Holder on the relevant Dividend Record Date.

          (E) No full dividends shall be declared by the Board of Directors or paid or funds set apart for payment by the corporation on the 11 1/8% Series M Redeemable Exchangeable Preferred Stock or any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and (in the case of dividends payable in cash) a sum set apart sufficient for such payment, on the 11 1/8% Series M Redeemable Exchangeable Preferred Stock and any Parity Securities for all Dividend Periods terminating on or prior to the date of payment of such full dividends on the 11 1/8% Series M Redeemable Exchangeable Preferred Stock or such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock and any Parity Securities, all dividends declared upon shares of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the 11 1/8% Series M Redeemable Exchangeable Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the 11 1/8% Series M Redeemable Exchangeable Preferred Stock and such Parity Securities bear to each other. Except as contemplated herein, no interest or additional dividends, or sum of money in lieu of interest or additional dividends, shall be payable in respect of any dividend payment or payments on the 11 1/8% Series M Redeemable Exchangeable Preferred Stock or any Parity Securities which may be in arrears.

          (F) So long as any shares of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock are outstanding, except with respect to (i) any conversion of Class B Common Stock into Class A Common Stock, (ii) prior to April 1, 2001, the occurrence of the Rainbow Spin-off, (iii) repurchases of Common Stock, or warrants, rights, calls or options exercisable for or convertible into Common Stock, issued under the corporation's stock incentive programs, and (iv) dividends or distributions payable in kind in additional shares of, or warrants, rights, calls or options exercisable for or convertible into additional shares of, Junior Securities, the corporation shall not declare, pay or set apart for payment any dividend on any Junior Securities (except dividends on Junior Securities payable in additional shares of Junior Securities), or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, and shall not permit any corporation or other entity directly or indirectly controlled by the corporation to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accumulated and unpaid dividends on shares of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock not paid on the dates provided for in
Section IV(A) hereof (and, to the extent previously due but not yet paid, any and all redemption payments on the 11 1/8% Series M Redeemable Exchangeable Preferred Stock) shall have been or are concurrently being paid.

          (G) Dividends payable on shares of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. If any Dividend Payment Date occurs on a day that is not a Business Day, any accumulated and unpaid dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.


V.   Payment on Liquidation.
     ----------------------

          (A) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the corporation, Holders will be entitled to receive out of the assets of the corporation available for distribution to the holders of its Capital Stock, whether such assets are capital, surplus or earnings, an amount in cash equal to the Liquidation Preference, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. Except as set forth in the preceding sentence, Holders shall not be entitled to any distribution in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the corporation, the assets of the corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in any distribution of assets in proportion to the full liquidation preferences, determined as of the date of such voluntary or involuntary liquidation, dissolution or winding-up, to which they are entitled.

          (B) For the purposes of this Section V only, neither the sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the corporation nor the consolidation or merger of the corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the corporation.
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                                       11

VI.  Redemption.
     ----------

          (A) Optional Redemption.  (i)  The corporation may, at its option,
              -------------------
redeem (subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor), at any time on or after April 1, 2003, from any source of funds legally available therefor, in whole or in part, in the manner provided in Section VI(C) hereof, any or all of the shares of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock, at the redemption prices (expressed as a percentage of the Liquidation Preference thereof) set forth below plus an amount in cash equal to all accumulated and unpaid dividends per share for the period from the Dividend Payment Date immediately prior to the Redemption Date to the day prior to the Redemption Date (the "Optional Redemption Price"), if redeemed during the 12-month period beginning April 1, of the years indicated:

          Year                                     Percentage
          ----                                     -----------
          2003.................................     105.563%
          2004.................................     103.708%
          2005.................................     101.854%
          2006 and thereafter..................     100.000%

          (ii) In addition, on or prior to April 1, 1999, the corporation may redeem, in the manner provided in Section VI(C) hereof, shares of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock having an aggregate Liquidation Preference of up to 50% of the aggregate Liquidation Preference of all 11 1/8% Series M Redeemable Exchangeable Preferred Stock then outstanding, at a redemption price equal to 100.00% of the Liquidation Preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share for the period from the Dividend Payment Date immediately prior to the Redemption Date to the day prior to the Redemption Date) plus a premium of $1,000 per share (the "Contingent Redemption Price"), out of the proceeds of the sale of Junior Securities to a Strategic Equity Investor or a public offering of Class A Common Stock; provided that following such redemption, at least 32,500 shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock shall remain outstanding thereafter.

          (iii) In addition, the corporation may, at its option, prior to April 1, 2003, redeem the 11 1/8% Series M Redeemable Exchangeable Preferred Stock, in whole but not in part, at any time within 180 days after a Change of Control at a redemption price (the "Change of Control Redemption Price") per share equal to the sum of (i) the Original Liquidation Preference plus (ii) accumulated and unpaid dividends for the period from the Dividend Payment Date immediately prior to the Redemption Date to the day prior to the Redemption Date plus (iii) the Make-Whole Premium.

          (iv) In the event of a redemption pursuant to this Section VI(A) of only a portion of the then outstanding shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock, the corporation shall effect such redemption pro rata according to the number of shares held by each Holder of such 11 1/8% Series M Redeemable Exchangeable Preferred Stock or by lot, as determined by the corporation, except that the corporation may redeem such shares held by any Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), as determined by the corporation in its sole discretion.

          (B) Mandatory Redemption.  On the Mandatory Redemption Date, the
              --------------------
corporation shall redeem from any source of funds legally available therefor, in the manner provided in Section VI(C) below, all of the shares of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock then outstanding at a redemption price equal to the Liquidation Preference thereof, plus an amount of cash equal to all accumulated and unpaid dividends per share for the period from the Dividend Payment Date immediately prior to the Redemption Date to the day prior to the Redemption Date (the "Mandatory Redemption Price").

          (C) Procedure for Redemption.  (i)  Not more than sixty (60) and not
              ------------------------
less than thirty (30) days prior to the date fixed for any redemption of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record of shares to be redeemed on the record date fixed for such redemption of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock at such Holder's address as the same appears on the stock ledger of the corporation, provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock to be redeemed except as to the Holder or Holders to whom the corporation has failed to give such notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

          (a) whether the redemption is pursuant to Section VI(A)(i), VI(A)(ii), VI(A)(iii) or VI(B) hereof;

          (b) the Optional Redemption Price, Contingent Redemption Price, Change of Control Redemption Price or Mandatory Redemption Price, as the case may be;

          (c) whether all or less than all the outstanding shares of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock are to be redeemed and the total number of shares of such 11 1/8% Series M Redeemable Exchangeable Preferred Stock being redeemed;

          (d) the number of shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock held by the Holder that the corporation intends to redeem;

          (e) the date fixed for redemption (the "Redemption Date");

          (f) that the Holder is to surrender to the corporation, at the place or places, which shall be designated in such Redemption Notice, its certificates representing the shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock to be redeemed;

          (g) that dividends on the shares of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock to be redeemed shall cease to accumulate on the day prior to such Redemption Date unless the corporation defaults in the payment of the Optional Redemption Price, Contingent Redemption Price, Change of Control Redemption Price or Mandatory Redemption Price, as the case may be; and

          (h) the name of any bank or trust company performing the duties referred to in Section VI(C)(v) below.

          (ii) On or before the Redemption Date, each Holder of 11 1/8% Series M Redeemable Exchangeable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock to the corporation, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Contingent Redemption Price, Change of Control Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be returned to authorized but unissued shares. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (iii) Unless the corporation defaults in the payment in full of the applicable redemption price, dividends on the 11 1/8% Series M Redeemable Exchangeable Preferred Stock called for redemption shall cease to accumulate on the day prior to the Redemption Date, and the Holders of such shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, Contingent Redemption Price, Change of Control Redemption Price or Mandatory Redemption Price, as the case may be, without interest.

          (iv) If a Redemption Notice shall have been duly given, and if, on or before the Redemption Date specified therein, all funds necessary for such redemption shall have been set aside by the corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock called for redemption so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on redemption thereof, without interest.

          (v) If a Redemption Notice shall have been duly given or if the corporation shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the Redemption Date specified therein the funds necessary for such redemption shall have been deposited by the corporation with such bank or trust company in trust for the pro rata benefit of the Holders of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called, or to be so called pursuant to such irrevocable authorization, for redemption shall no longer be deemed to be outstanding and all rights with respect of such shares shall forthwith cease and terminate, except only the right of the Holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America or of the State of New York, shall be doing business in the Borough of Manhattan, The City of New York, shall have capital, surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, and shall be identified in the Redemption Notice. Any interest accrued on such funds shall be paid to the corporation from time to time. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of three years from such Redemption Date shall, to the extent permitted by law, be released or repaid to the corporation, after which repayment the Holders of the shares so called for redemption shall look only to the corporation for payment thereof.


VII. Voting Rights.
     -------------

          (A) Holders, except as otherwise required under Delaware law and as set forth in paragraphs (B) and (C) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the corporation.

          (B) Without the approval of holders of at least a majority of the shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a single class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, the corporation will not
(i) create, authorize or issue any Senior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into, or any obligations evidencing the right to purchase or acquire, any Senior Securities, including in connection with a merger, consolidation or other reorganization or
(ii) reclassify any Junior Securities, Parity Securities or other outstanding Capital Stock of the corporation into any Senior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into, or any obligations evidencing the right to purchase or acquire, any Senior Securities.

          (C) Without the approval of holders of at least a majority of the shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a single class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, the corporation will not amend, modify or repeal the Certificate of Designations so as to adversely affect the specified designations, rights, preferences, privileges or voting rights of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock or Series L Preferred Stock. The authorization or consummation of a transaction that results in the 11 1/8% Series M Redeemable Exchangeable Preferred Stock being converted or exchanged for or becoming shares of a resulting entity (as such term is defined in Section X) shall not constitute an amendment, modification or repeal of this Certificate of Designations for purposes of this Section VII.

          (D) Prior to the exchange of 11 1/8% Series M Redeemable Exchangeable Preferred Stock for Exchange Debentures, the corporation shall not amend or modify the indenture dated February 15, 1996, between the corporation and the Trustee for the Exchange Debentures (the "Exchange Indenture"), a copy of which is on file at the principal executive offices of the corporation, without the affirmative vote or consent of holders of at least a majority of the shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a single class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose; provided that the corporation and the Trustee shall be permitted, without any vote or consent of the Holders, to effect any amendments to the Exchange Indenture that could have been effected under the Exchange Indenture without the consent of holders of Exchange Debentures if any Exchange Debentures were then outstanding.

          (E) The holders of at least a majority of the shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a single class, whether voting in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, may waive compliance with any provision of this Certificate of Designations.

          (F) Notwithstanding anything herein to the contrary, (i) the creation, authorization or issuance of any shares of any Parity Securities or Junior Securities or (ii) the increase or decrease in the amount of authorized Capital Stock of any class, including any preferred stock, shall not require the consent of the holders of 11 1/8% Series M Redeemable Exchangeable Preferred Stock or Series L Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of 11 1/8% Series M Redeemable Exchangeable Preferred Stock or Series L Preferred Stock.

          (G) (i) In the event that (a) dividends on the 11 1/8% Series M Redeemable Exchangeable Preferred Stock or Series L Preferred Stock are in arrears and unpaid for six Quarterly Dividend Periods (whether or not consecutive) (a "Dividend Default") or (b) the corporation shall fail to discharge its obligation to redeem the 11 1/8% Series M Redeemable Exchangeable Preferred Stock or Series L Preferred Stock on the Mandatory Redemption Date (a "Redemption Default"), then the number of directors constituting the Board of Directors shall be adjusted to permit the holders of a majority of the shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a single class, to elect one member of the Board of Directors of the corporation. Each such event described in clause (a) or (b) is a "Voting Rights Triggering Event". Holders of a majority of the issued and outstanding shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a single class, shall thereupon have the exclusive right to elect one member of the Board of Directors at any annual or special meeting of stockholders or at a special meeting of the holders of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock called as hereinafter provided.

          (ii) The right of the holders of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock to vote pursuant to
Section VII(G)(i) to elect one member of the Board of Directors as aforesaid shall continue until such time as (a) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock are paid in full and (ii) in the event such right arises due to a Redemption Default, the corporation remedies any such failure, at which time the special right of the holders of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock to vote for the election of a director and the term of office of the director elected by the holders of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock shall terminate, and the number of directors constituting the Board of

Directors shall be reduced accordingly. At any time after voting power to elect a director shall have become vested and be continuing in the holders of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock pursuant to Section VII(G)(i) hereof, or if a vacancy shall exist in the office of a director elected by the holders of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock, a proper officer of the corporation may, and upon the written request of the holders of record of at least twenty percent (20%) of the shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock then outstanding addressed to the Secretary of the corporation shall, call a special meeting of the holders of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock, for the purpose of electing the one director which such holders are entitled to elect as herein provided. If such meeting shall not be called by a proper officer of the corporation within 20 days after personal service of such written request upon the Secretary of the corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the Secretary of the corporation at its principal executive offices, then the holders of record of at least twenty percent (20%) of the outstanding shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock may designate in writing one of their number to call such meeting at the expense of the corporation, and such meeting may be called by the Person so designated upon the notice required for annual meetings of stockholders of the corporation and shall be held at the place for holding annual meetings of stockholders. Notwithstanding the provisions of this Section VII(G)(ii), no such special meeting shall be called if any such request is received less than 60 days before the date fixed for the next ensuing annual or special meeting of stockholders of the corporation. Any holder of 11 1/8% Series M Redeemable Exchangeable Preferred Stock or Series L Preferred Stock so designated shall have access to the list of holders of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock entitled to attend the meeting pursuant to the provisions hereof.

          (iii) At any meeting held for the purpose of electing directors at which the holders of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock then outstanding shall have the right, voting or consenting, as the case may be, separately as a single class, to elect a director as aforesaid, the presence in person or by proxy of the holders of at least a majority of the outstanding 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock shall be required to constitute a quorum.

          (H) (i) Any vacancy occurring in the office of a director elected by the holders of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock may be filled by the departing director unless and until such vacancy shall be filled by the holders of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock.

          (ii) In any case in which the holders of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock shall be entitled to vote pursuant to this Section VII or pursuant to Delaware law, each holder of shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock or Series L Preferred Stock, as the case may be, shall be entitled to one vote for each share of 11 1/8% Series M Redeemable Exchangeable Preferred Stock or Series L Preferred Stock held.


VIII.  Exchange.
       --------

          (A) The corporation may, at its option, on any Dividend Payment Date, exchange the shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock, in whole but not in part, for the Exchange Debentures issued pursuant to the Exchange Indenture (such date, the "Exchange Date"). Notwithstanding the foregoing, the corporation may not exercise such exchange option unless all accumulated and unpaid dividends in respect of shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock surrendered to the corporation upon exchange shall have been paid either in cash or, in respect of accumulated and unpaid dividends relating to any Dividend Payment Date prior to April 1, 2001, at the option of the corporation, in cash or a principal amount of Exchange Debentures equal to such amount in lieu of a payment in cash; provided, that, the corporation may elect to set aside Exchange Debentures (in respect of accumulated and unpaid dividends relating to any Dividend Payment Date prior to April 1, 2001) or funds to provide for the payment in full of such dividends. At least thirty (30) and not more than sixty (60) days prior to the date fixed for exchange, the corporation shall send a written notice (the "Exchange Notice") of exchange by mail to each Holder, which notice shall state: (a) that the corporation has elected to exchange the 11 1/8% Series M Redeemable Exchangeable Preferred Stock into Exchange Debentures pursuant to this Certificate of Designations; (b) the Exchange Date; (c) that the Holder is to surrender to the corporation, at the place or places and in the manner designated in the Exchange Notice, its certificate or certificates representing the shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock; (d) that dividends on the shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock to be exchanged shall cease to accumulate at the close of business on the day prior to the Exchange Date, whether or not certificates for shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock are surrendered for exchange on the Exchange Date, unless the corporation shall default in the delivery of Exchange Debentures; and (e) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock are surrendered for exchange on the Exchange Date. On the Exchange Date, if the conditions set forth in clauses (i) through (iv) below are satisfied and if the exchange is then permitted under the Exchange Indenture, the corporation shall issue Exchange Debentures in exchange for the 11 1/8% Series M Redeemable Exchangeable Preferred Stock as provided in the next paragraph, provided that on the

Exchange Date: (i) there shall be legally available funds sufficient for the exchange to occur (including, without limitation, legally available funds sufficient therefor under Sections 160 and 170 (or any successor provisions), to the extent applicable, of the General Corporation Law of the State of Delaware);
(ii) either (a) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act prior to such exchange and shall continue to be in effect on the Exchange Date or (b)(1) the corporation shall have obtained a written opinion of counsel acceptable to the corporation that an exemption from the registration requirements of the Securities Act is available for such exchange and (2) such exemption is relied upon by the corporation for such exchange; (iii) the Exchange Indenture and the Trustee shall have been qualified under the Trust Indenture Act or the corporation shall have obtained a written opinion of counsel that such qualification is not required; and (iv) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture. In the event that any of the conditions set forth in clauses (i) through (iv) of the preceding sentence are not satisfied on the Exchange Date, then no shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock shall be exchanged, and in order to effect an exchange as provided for in this Section VIII, the corporation shall be required to fix another date for the exchange and issue a new Exchange Notice.

          (B) Upon any exchange pursuant to Section VIII(A), Holders shall be entitled to receive a principal amount of Exchange Debentures equal to the Liquidation Preference of 11 1/8% Series M Redeemable Exchangeable Preferred Stock, plus an amount in cash equal to all accumulated and unpaid dividends thereon for the period from the immediately preceding Dividend Payment Date to the day prior to the Exchange Date; provided that the corporation shall pay cash in lieu of issuing an Exchange Debenture in a principal amount of less than $1,000 and provided further that the Exchange Debentures will be issuable only in denominations of $1,000 and integral multiples thereof. If any amount is owed by the corporation in respect of accumulated and unpaid dividends relating to any Dividend Payment Date prior to April 1, 2001, such amount may, at the option of the corporation, be paid in a principal amount of Exchange Debentures equal to such amount in lieu of a payment in cash.

          (C) On or before the Exchange Date, each Holder shall surrender the certificate or certificates representing such shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The corporation shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the Exchange Notice shall so state), such shares shall be exchanged by the corporation into Exchange Debentures as aforesaid.

The corporation shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

          (D) If the Exchange Notice has been mailed as aforesaid, and if before the Exchange Date all Exchange Debentures necessary for such exchange shall have been duly executed by the corporation and delivered to the Trustee with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders as stockholders of the corporation shall cease (except the right to receive Exchange Debentures and accumulated and unpaid dividends (in cash or, in respect of accumulated and unpaid dividends relating to any Dividend Payment Date prior to April 1, 2001, at the option of the corporation, in cash or a principal amount of Exchange Debentures equal to such amount in lieu of a payment in cash) to the Exchange
Date), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Debentures as of the date of exchange. Upon the exchange of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock for Exchange Debentures, the rights of Holders as stockholders of the corporation shall cease (except the right to receive the Exchange Debentures and accumulated and unpaid dividends (in cash or, in respect of accumulated and unpaid dividends relating to any Dividend Payment Date prior to April 1, 2001, at the option of the corporation, in cash or a principal amount of Exchange Debentures equal to such amount in lieu of a payment in cash) to the Exchange Date), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as registered holder or holders of such Exchange Debentures as of the date of exchange.


IX.  Merger, Consolidation and Sale of Assets.
     ----------------------------------------

          Without the affirmative vote or consent of the holders of a majority of the issued and outstanding shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock, voting or consenting, as the case may be, separately as a single class, the corporation may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person unless: (a) the entity formed by such consolidation or merger (if other than the corporation) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "resulting entity") shall be a corporation organized or existing under the laws of the United States or any state thereof or the District of Columbia; (b) any outstanding shares of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock shall remain unchanged and or be converted into or exchanged for and shall become shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative participating, optional or other special rights, and the same (or more favorable) qualifications, limitations or restrictions thereon, that the 11 1/8% Series M Redeemable Exchangeable Preferred Stock or the Series L Preferred Stock, as the case may be, had immediately prior to such transaction; and (c) immediately after giving effect to such transaction, no Voting Rights Triggering Event shall have occurred and be continuing. Notwithstanding the foregoing, the corporation may consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person if the corporation makes adequate provision (i) prior to April 1, 2003, to redeem the 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock after a Change of Control or (ii) on or after April 1, 2003, to redeem the 11 1/8% Series M Redeemable Exchangeable Preferred Stock and Series L Preferred Stock at the applicable redemption price set forth herein.


X.   Covenant to Report.
     ------------------

          Notwithstanding that the corporation may not be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the corporation will file with the SEC and provide the Transfer Agent and the holders of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock with all information, documents and reports specified in Section 13 and Section 15(d) of the Exchange Act.


XI.  Mutilated or Missing 11 1/8% Series M Redeemable Exchangeable Preferred
     -----------------------------------------------------------------------
Stock Certificates.
- ------------------

          If any of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated 11 1/8% Series M Redeemable Exchangeable Preferred Stock certificate, or in lieu of and substitution for the 11 1/8% Series M Redeemable Exchangeable Preferred Stock certificate lost, stolen or destroyed, a new 11 1/8% Series M Redeemable Exchangeable Preferred Stock certificate of like tenor and representing an equivalent amount of shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such 11 1/8% Series M Redeemable Exchangeable Preferred Stock certificate and indemnity, if requested, satisfactory to the corporation and the Transfer Agent (if other than the corporation).

XII. Reissuance; Conversion; Preemptive Rights
     -----------------------------------------

          (i) Shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of Additional Preferred Stock other than the 11 1/8% Series M Redeemable Exchangeable Preferred Stock.

          (ii) The Holders of 11 1/8% Series M Redeemable Exchangeable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the corporation.

          (iii) No shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock shall have any rights of preemption whatsoever as to any securities of the corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.


XIII.  Business Day.
       ------------

          If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day and no further dividends shall accumulate after the day payment was required.


XIV. Headings of Subdivisions.
     ------------------------

          The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.


XV.  Severability of Provisions.
     --------------------------

          If any right, preference or limitation of the 11 1/8% Series M Redeemable Exchangeable Preferred Stock set forth in these resolutions and the Certificate of Designations filed pursuant hereto (as such Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in such Certificate of Designations, as amended, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.


XVI. Notice to the Corporation.
     -------------------------

          All notices and other communications required or permitted to be given to the corporation hereunder shall be made by first-class mail, postage prepaid, to the corporation at its principal executive offices (currently located on the date of the adoption of these resolutions at the following address: Cablevision Systems Corporation, One Media Crossways, Woodbury, New York 11797, Attention:
General Counsel). Minor imperfections in any such notice shall not affect the validity thereof.


XVII.  Limitations.
       -----------

          Except as may otherwise be required by law, the shares of 11 1/8% Series M Redeemable Exchangeable Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Certificate of Incorporation of the corporation.

          IN WITNESS WHEREOF, this Certificate has been signed on this __ day of July, 1996.


                              CABLEVISION SYSTEMS CORPORATION


                              By:
                                 ----------------------------
                                  Name:
                                  Title:

Attested by:


- ------------------------